Sub-Item 77Q1(d):

RiverNorth Opportunities Fund, Inc. (the “Fund”) offers one class of common shares of the Fund (the “Shares”).  Pre-Effective Amendment No. 7 to the Fund Registration Statement on Form N-2A filed on December 23, 2015 (SEC Accession No. 0001398344-15-008387) includes the terms of the Shares, and is hereby incorporated by reference as part of the response to Sub-Items 77I and 77Q1(d) of the Fund’s Form N-SAR.